Exhibit 5.1

[BLANK ROME LETTERHEAD]

August 6, 2010

IntriCon Corporation
1260 Red Fox Road, Arden Hills, MN
Arden Hills, MN 55112

Gentlemen and Ladies:

          We have acted as counsel to IntriCon Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 250,000 shares of the Company’s common stock, par value $1.00 per share (the “Award Shares”), issuable upon the grant or exercise of awards (“Awards”) under the Company’s 2006 Equity Incentive Plan (the “Plan”). The Award Shares were authorized for issuance under the Plan as a result of an amendment to the Plan. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

          In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended as of the date hereof; (ii) resolutions adopted by the Board of Directors and shareholders of the Company; (iii) the Registration Statement; and (iv) the Plan as amended. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.

          In rendering this opinion, we have assumed that (i) the Award Shares will be issued in accordance with the terms and conditions of the Plan, (ii) at the time of issuance of any Award Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Award Shares, and (iii) the per share consideration received by the Company in exchange for the issuance of any Award Shares shall not be less than the par value per share of the Company’s common stock.

          This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

          Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Award Shares, when sold, paid for and issued as contemplated by the terms of the Plan, will be validly issued, fully paid and nonassessable.

          This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

          This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP